EXHIBIT 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

DEGS BIOGAS, INC.

AND

U.S. ENERGY SYSTEMS, INC.

Dated as of November 28, 2006

i

INDEX TO SCHEDULES

2.2	Outstanding Obligations as of Effective Date
4.3	Seller Consents and Approvals
5.3	Buyer Consents and Approvals

INDEX TO EXHIBITS

Exhibit
A	Conformed Copy of Fixed GASCO Note
B	Conformed Copy of Contingent GASCO Note
C	Eligible Projects
D	Form of GASCO Assumption Agreement
E	Form of GASCOs Bill of Sale and Assignment
F	Form of Mutual Release

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 28, 2006 (the “Effective Date”) by and between DEGS Biogas, Inc. (formerly Cinergy Energy Solutions, Inc.), a Delaware corporation (“Seller”), and U.S. Energy Systems, Inc., a Delaware corporation (“Buyer”). Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Seller owns 4,574 shares of the Class B Common Stock of U.S. Energy Biogas Corp., a Delaware corporation (the “Company”), par value $.01 per share (the “Class B Shares”) and Buyer owns 5,426 shares of the Class A Common Stock of the Company, par value $.01 per share, which together with the Class B Shares represent all of the authorized, issued and outstanding capital stock of the Company.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Class B Shares pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1:

“Affiliate” of a specified Person means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition of Affiliate, the term “control” of a specified Person, including, with correlative meanings, the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“ABB” means ABB Energy Capital, LLC, a Delaware limited liability company.

“AJG” means AJG Financial Services, Inc., a Delaware corporation.

“BMC” means BMC Energy LLC, a Delaware limited liability company.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday in the State of New York or a day on which banking institutions in New York City are authorized by a Governmental Body or Legal Requirement to close.

“Buyer” has the meaning set forth in the introductory paragraph hereof.

“Buyer Consents and Approvals” has the meaning set forth in Section 5.3.

“Buyer Group” has the meaning set forth in Section 7.2.

“Buyer Parties” has the meaning set forth in Section 5.1.

“Class B Shares” has the meaning set forth in the recitals hereto.

“Closing” has the meaning set forth in Section 3.1.

“Contingent GASCO Note” means that certain promissory note in an original principal amount of $6,425,000 issued by DEGS GASCO to AJG at the closing of the transactions contemplated by the GASCO Purchase Agreement, a copy of which promissory note is attached as Exhibit B.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals hereto.

“Contract” means any agreement, contract, indenture, mortgage, lease, sublease, license, sublicense, promissory note, guarantee, evidence of indebtedness or other similar arrangement or understanding, whether written or oral.

“DEGS GASCO” means DEGS GASCO, LLC (formerly Cinergy Gasco Solutions, LLC), a Delaware limited liability company.

“DEGS HoldCo” means Duke Energy Generation Services Holding Company, Inc. (formerly Cinergy Solutions Holding Company, Inc.), a Delaware corporation.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Eligible Projects” means those projects listed on Exhibit D.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, mortgage, security interest, right of first refusal, restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or other adverse claims or encumbrances of any kind.

“Fixed GASCO Note” means that certain promissory note in an original principal amount of $2,900,236 issued by DEGS GASCO to AJG at the closing of the transactions contemplated by the GASCO Purchase Agreement, a copy of which promissory note is attached as Exhibit A.

“GASCO Assumption Agreement” means that certain Assignment, Assumption and Consent Agreement, to be dated as of the Effective Date, by and among DEGS GASCO, DEGS HoldCo, Buyer, BMC, AJG and ABB, in substantially the form of Exhibit D.

“GASCOs Bill of Sale and Assignment” means that certain GASCOs Bill of Sale and Assignment Agreement to be entered into by DEGS GASCO and Buyer promptly after January 1, 2008, in substantially the form of Exhibit E.

“GASCOs” means Countryside Landfill Gasco., L.L.C., a Delaware limited liability company; Morris Gasco, L.L.C., a Delaware limited liability company; and Brown County Landfill Gas Associates, L.P., a Delaware limited partnership.

“GASCO Notes” means collectively the Contingent GASCO Note and the Fixed GASCO Note.

“GASCO Purchase Agreement” means that certain GASCO Purchase and Sale Agreement by and between DEGS GASCO and AJG, dated as of May 1, 2001.

“GHG Sale” means any sale of GHG Emission Credits pursuant to a brokerage or similar agreement contemplated by Section 6.6.

“GHG Emission Credits” means all property rights of any kind arising from the reduction, combustion or other destruction of certain carbon-based components of landfill gas, including methane, that have been determined to contribute to the greenhouse effect on the earth’s atmosphere including, without limitation, (i) all monetary awards, regulatory relief, tax benefits (other than tax credits allowed by Section 45K) or other value provided by any statutory, regulatory or other program or scheme of any Governmental Body and (ii) the market value relating to the sale, assignment or exchange of any official units or unofficial units of measurement of the benefits arising under any such program or scheme.

“Governmental Body” means any nation or government, any state, municipality or other political subdivision thereof, and any entity exercising executive, legislative, judicial (including a public or private arbitrator), regulatory or administrative functions of or pertaining to government and any other governmental entity, instrumentality, agency, authority, board, court, department, bureau or commission.

“Indemnifying Party” has the meaning set forth in Section 7.2(c).

“Indemnitee” has the meaning set forth in Section 7.2(c).

“Knowledge” means actual knowledge of, with respect to Seller, G. Roger Daniel and, with respect to Buyer, Richard J. Augustine.

“Legal Requirement” means any order, writ, judgment, injunction, decree, stipulation, determination or award of, or any constitution, law, ordinance, principle of common law, rule, directive (to the extent having the force of law), regulation, statute or treaty, as enacted, issued or promulgated by any Governmental Body, including all amendments, modifications, extensions, replacements or re-enactments thereof, excluding the Tax laws unless specifically mentioned.

“Loss” has the meaning set forth in Section 7.2(a).

“Note Purchase Agreement” means that certain Amendment to Note Purchase Agreement, dated as of April 8, 2004, among the Company, Countryside Canada Power Inc., the Guarantors (as defined therein), the BMC Parties (as defined therein) and the Secured Party (as defined therein).

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Transaction Agreement requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Party” and “Parties” have the meanings set forth in the introductory paragraph hereof.

“Payment” has the meaning set forth in Section 6.11 hereof.

“Permits” has the meaning set forth in Section 4.7(e) hereof.

“Permitted Encumbrances” means Encumbrances with respect to the Class B Shares arising under the Stockholders’ Agreement, the Royalty Agreement and applicable federal and state securities or “blue sky” laws, including without limitation the Securities Act of 1933.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust, estate, joint venture or any other legal entity, including a Governmental Body.

“Proceeding” has the meaning set forth in Section 4.6.

“Royalty Agreement” means that certain Royalty Agreement, dated as of April 8, 2004, by and among the Company, Seller, Buyer and Countryside Canada Power, Inc., a Canadian corporation.

“Section 45K” means Section 45K of the Code or the corresponding provision of any future federal income tax law and means Section 29 of the Code as in effect prior to 2006 if the context requires.

“Seller” has the meaning set forth in the introductory paragraph hereof.

“Seller Consents and Approvals” has the meaning set forth in Section 4.3.

“Seller Group” has the meaning set forth in Section 7.2(b).

“Seller Parties” has the meaning set forth in Section 4.1

“Stockholders’ Agreement” means that certain Stockholders’ Agreement dated as of November 28, 2000 by and among Seller, Buyer and the Company.

“Mutual Release” means that certain Mutual Release, to be dated as of the Effective Date, by and between Seller and Buyer, in substantially the form of Exhibit F.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, net worth, employment, payroll withholding, alternative or add-on minimum, ad valorem, transfer, stamp or environmental tax, or any other tax, custom, duty, levy, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and

(ii) any liability for the payment of amounts with respect to payment of a type described in clause (i), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any Tax sharing arrangement or Tax indemnity agreement.

“Third Party Claim” has the meaning set forth in Section 7.3(a).

“Transaction Agreements” means (i) this Agreement; (ii) the GASCO Assumption Agreement; (iii) the Mutual Release; and (iv) the GASCOs Bill of Sale and Assignment.

1.2 Rules of Construction. All references in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” are to an Article, Section, Exhibit or Schedule of this Agreement, unless the context requires otherwise. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. The words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively. The word “or” has the inclusive meaning represented by the phrase “and/or.” References to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any exhibits, appendices and schedules thereto, as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given, pursuant to or in accordance with, its terms. References to a Person shall be construed as a reference to such Person and its successors and permitted assigns. Time is of the essence in this Agreement. Currency amounts referenced herein are in U.S. Dollars unless otherwise specified. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE II

SALE AND PURCHASE

2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement and in exchange for the consideration described in Section 2.2, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Class B Shares, free and clear of all Encumbrances, other than Permitted Encumbrances.

2.2 Consideration. As consideration for the sale of the Class B Shares, at the Closing, Buyer shall (a) assume any and all outstanding payment obligations of DEGS GASCO that accrued prior to the Effective Date and any and all payment and other obligations of DEGS GASCO accruing on and after the Effective Date with respect to (i) the GASCO Notes and (ii) Section 2.5 of the GASCO Purchase Agreement, in each case in accordance with the GASCO Assumption Agreement and (b) enter into one or more brokerage or similar agreements with one or more brokers (each a “GHG Broker”) nominated by Seller pursuant to Section 6.6 in connection with sales of GHG Emission Credits derived from the operation of the Eligible Projects for calendar years 2006 through and including 2010. Attached hereto as Schedule 2.2 is a good faith estimate jointly prepared by the Parties of accrued and unpaid obligations with respect to the Notes and under Section 2.5 of the GASCO Purchase Agreement as of the Effective Date. The Parties acknowledge that Schedule 2.2 is provided for informational purposes only and neither shall incur any liability as a result of any inaccuracy therein.

ARTICLE III

CLOSING

3.1 Closing. Subject to the satisfaction or waiver of all conditions precedent set forth in this Article III, the closing with respect to the transfer of the Class B Shares (the “Closing”) shall occur on the Effective Date at the offices of Hunton & Williams LLP, 52nd Floor, 200 Park Avenue, New York, N.Y. 10166, or at such other place as the Parties may agree.

3.2 Deliveries by Seller. As a condition precedent to Buyer’s obligations under this Agreement, Seller shall deliver or cause to be delivered to Buyer the following:

(a) a certificate or certificates representing the Class B Shares, duly endorsed in favor of Buyer or accompanied by a separate stock power duly executed by Seller and sufficient to vest in Buyer good title to the Class B Shares;

(b) executed copies of all Seller Consents and Approvals;

(c) satisfactory evidence of the resignation of G. Roger Daniel as a director of the Company;

(d) the GASCO Assumption Agreement, duly executed by DEGS GASCO and DEGS HoldCo;

(e) the Mutual Release, duly executed by Seller;

(f) an officer’s certificate of Seller, certifying (i) copies of the resolutions of Seller, duly adopted by Seller authorizing the execution, delivery and performance of the transactions contemplated by this Agreement and the other Transaction Agreements to which Seller is a party; (ii) copies of Seller’s certificate of incorporation and bylaws; and (iii) the incumbency of each of the officers of Seller who executes this Agreement and the other Transaction Agreements to which Seller is a party;

(g) a certificate of Duke Energy Generation Services, Inc., the sole member of DEGS GASCO, certifying (i) copies of the resolutions duly adopted by the sole member authorizing the execution, delivery and performance of the transactions contemplated by the Transaction Agreements to which DEGS GASCO is a party; (ii) copies of DEGS GASCO’s certificate of formation and limited liability company operating agreement; and (iii) the incumbency of each of the officers of DEGS GASCO who executes any Transaction Agreements to which DEGS GASCO is a party;

(h) an officer’s certificate of DEGS HoldCo, certifying (i) copies of the resolutions of DEGS HoldCo, duly adopted by DEGS HoldCo authorizing its execution, delivery and performance of the Transaction Agreements to which DEGS HoldCo is a party; (ii) copies of DEGS HoldCo’s certificate of incorporation and bylaws; and (iii) the incumbency of each of the officers of DEGS HoldCo who executes any Transaction Agreement to which DEGS HoldCo is a party; and

(i) a certificate of good standing for each of Seller, DEGS GASCO and DEGS HoldCo issued by the Secretary of State of the State of Delaware and dated as of a date reasonably acceptable to Buyer.

3.3 Deliveries by Buyer. As a condition precedent to Seller’s obligations under this Agreement, Buyer shall deliver or cause to be delivered to Seller the following:

(a) executed copies of all Buyer Consents and Approvals;

(b) the GASCO Assumption Agreement, duly executed by Buyer and BMC;

(c) the Mutual Release, duly executed by Buyer;

(d) an officer’s certificate of Buyer, certifying (i) copies of the resolutions of Buyer, duly adopted by Buyer authorizing the execution, delivery and performance of the transactions contemplated by this Agreement and the other Transaction Agreements to which Buyer is a party; (ii) copies of Buyer’s certificate of incorporation and bylaws; and (iii) the incumbency of each of the officers of Buyer who executes this Agreement and the other Transaction Agreements to which Buyer is a party;

(e) a certificate of the manager of BMC certifying (i) copies of the written consent of the sole member of BMC authorizing the execution, delivery and performance of the transactions contemplated by the Transaction Agreements to which BMC is a party; (ii) copies of BMC’s certificate of formation and limited liability company operating agreement; and (iii) the incumbency of the manager of BMC who executes any Transaction Agreements to which BMC is a party; and

(f) a certificate of good standing for each of Buyer and BMC issued by the Secretary of State of the State of Delaware and dated as of a date reasonably acceptable to Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof as follows:

4.1 Organization; Good Standing. Each of Seller and DEGS HoldCo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. DEGS GASCO is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Seller, DEGS HoldCo and DEGS GASCO (collectively, the “Seller Parties”) has all requisite corporate or limited liability company power and authority to own and lease its properties and to carry on its business and other activities as they are now conducted.

4.2 Authority Relative to Transaction Agreements. Each of the Seller Parties has full corporate or limited liability company authority to execute, deliver and perform the Transaction Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Agreements to which any Seller Party is a party and the consummation of the transactions contemplated hereby and thereby have been validly authorized by each Seller Party, as applicable, and no other corporate or limited liability company action on the part of any Seller Party, or on the part of any shareholder or member thereof, is necessary to authorize the execution, delivery and performance of the Transaction Agreements to which any such Person is a party or to consummate the transactions contemplated hereby or thereby. The Transaction Agreements to which any Seller Party is a party have been (or in the case of the GASCOs Bill of Sale and Assignment, when executed and delivered as contemplated herein, will be) duly and validly executed and delivered by each Seller Party that is a party thereto. Assuming the due execution and delivery thereof by the applicable Buyer Party (as defined below), each of the Transaction Agreements to which any Seller Party is a party constitutes (or in the case of the GASCOs Bill of Sale and Assignment, when executed and delivered as contemplated herein, will constitute) such Seller Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws and general equitable principles.

4.3 No Violation; Consents.

(a) Neither the execution, delivery and performance by any Seller Party of the Transaction Agreements to which it is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with or result in any breach of any provision of the Organizational Documents of any Seller Party ; (ii) violate, conflict with or constitute (with or without notice or lapse of time or both) a default or loss of any material benefit under (or give rise to any right of termination, modification, cancellation or acceleration under) any of the terms, conditions or provisions of any material Contract or other instrument or obligation to which any Seller Party is a party or by which any Seller Party or such Seller Party’s assets is bound (in each case, after giving effect to the Seller Consents and Approvals obtained as of the Closing); (iii) violate any Legal Requirement applicable to or affecting any Seller Party or any of its assets or violate or give rise to any right of termination, modification or cancellation of any Permit applicable to or affecting any Seller Party or any of its assets; or (iv) result in the creation of any Encumbrance upon the Class B Shares.

(b) No declaration, filing or registration with, or notice to, or authorization, waiver, consent or approval of any Governmental Body or any other Person is required to be obtained by any Seller Party for the execution, delivery and performance by any Seller Party of the Transaction Agreements to which it is a party or for the consummation by it of the transactions contemplated hereby and thereby, other than those which have been made or obtained on or before the date hereof and are in full force and effect and are identified on Schedule 4.3 (such declarations, filings, registrations, notices, authorizations, waivers, consents and approvals, collectively, the “Seller Consents and Approvals”).

4.4 Capital Stock. The Class B Shares constitute all of Seller’s ownership interest in the Company. Seller has not transferred, sold, assigned, granted or disposed of in any manner whatsoever any beneficial or equity interest, right or entitlement in the Company (including, without limitation, by way of an option, warrant or other right to acquire or right of first refusal), other than as expressly contemplated by this Agreement, the Stockholders’ Agreement and the Royalty Agreement.

4.5 Title to Class B Shares. Seller is the sole legal and beneficial owner of the Class B Shares and has good, valid and marketable title thereto, free and clear of any Encumbrances other than Permitted Encumbrances. Upon consummation of the Closing, valid and indefeasible title to the Class B Shares will pass to Buyer, free and clear of any Encumbrances other than Permitted Encumbrances.

4.6 Litigation. There is no pending or, to the Knowledge of Seller, threatened claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing in any court or by or before any Governmental Body (each, a “Proceeding”) involving Seller or any Affiliate thereof (other than the Company) which would, if adversely decided, adversely affect the ability of Seller or any other Seller Party to execute and deliver this Agreement or any other Transaction Agreement to which any Seller Party is a party or to perform any of its obligations hereunder or thereunder. Seller does not have Knowledge of any facts that could reasonably be expected to give rise to any such Proceeding.

4.7 Brokers. No agent, broker or other Person acting pursuant to the express or implied authority of Seller (or any Affiliate thereof other than the Company) is entitled to a commission or finder’s fee in connection with the sale of the Class B Shares to Buyer hereunder.

4.8 No Other Agreements. There are no instruments, documents or agreements relating to the Class B Shares, the GASCO Notes or the GASCOs to which any Seller Party is a party, by which any Seller Party is bound or under which a Seller Party is required to perform any obligations or is entitled to receive any benefits in respect of the Class B Shares, the GASCO Notes or the GASCOs to which a Buyer Party or Affiliate thereof is not a party (including as an assignee or other transferee) or does not otherwise have or reasonably should be expected to have knowledge of the material facts with respect thereto to the extent relevant to the transactions contemplated by this Agreement and the other Transaction Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof as follows:

5.1 Organization; Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. BMC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and BMC (collectively, the “Buyer Parties”) has all requisite corporate or limited liability company power and authority to own and lease its properties and to carry on its business and other activities as they are now conducted.

5.2 Authority Relative to Transaction Agreements. Each of the Buyer Parties has full corporate or limited liability company power and authority to execute, deliver and perform the Transaction Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Agreements to which a Buyer Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each

Buyer Party, as applicable, and no other corporate or limited liability company proceedings on the part of any Buyer Party or on the part of any shareholder or member thereof is necessary to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. The Transaction Agreements to which any Buyer Party is a party have been (or in the case of the GASCOs Bill of Sale and Assignment, when executed and delivered as contemplated herein, will be) duly and validly executed and delivered by each Buyer Party thereto. Assuming the due execution and delivery thereof by the applicable Seller Party, each of the Transaction Agreements to which a Buyer Party is a party constitutes (or in the case of the GASCOs Bill of Sale and Assignment, when executed and delivered as contemplated herein, will constitute) such Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws and general equitable principles.

5.3 No Violation; Consents.

(a) Neither the execution, delivery and performance by any Buyer Party of the Transaction Agreements to which it is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with or result in any breach of any provision of the Organizational Documents of any Buyer Party; (ii) violate, conflict with or constitute (with or without notice or lapse of time or both) a default or loss of any material benefit under (or give rise to any right of termination, modification, cancellation or acceleration under) any of the terms, conditions or provisions of any material Contract or other instrument or obligation to which a Buyer Party is a party or by which any Buyer Party or such Buyer Party’s assets is bound, including without limitation the Note Purchase Agreement, together with the other “Loan Documents” as defined therein (in each case, after giving effect to the Buyer Consents and Approvals obtained as of the Closing); (iii) violate any Legal Requirement applicable to or affecting any Buyer Party or any of its assets or violate or give rise to any right of termination, modification or cancellation of any Permit applicable to or affecting the Buyer Parties or any of their assets.

(b) No declaration, filing or registration with, or notice to, or authorization, waiver, consent or approval of any Governmental Body or any other Person is required to be obtained by any Buyer Party for the execution, delivery and performance by any Buyer Party of the Transaction Agreements to which any Buyer Party is a party or the consummation by a Buyer Party of the transactions contemplated hereby or thereby, other than those which have been made or obtained on or before the date hereof and are identified on Schedule 5.3 (such declarations, filings, registrations, notices, authorizations, waivers, consents and approvals, collectively, the “Buyer Consents and Approvals”).

5.4 Litigation. There is no pending or, to the Knowledge of Buyer, threatened Proceeding involving Buyer or any Affiliate thereof (including for the avoidance of doubt the Company) which would, if adversely decided, adversely affect the ability of Buyer or any other Buyer Party to execute and deliver this Agreement or any other Transaction Agreement to which any Buyer Party is a party or to perform any of its obligations hereunder or thereunder. Buyer does not have Knowledge of any facts that could reasonably be expected to give rise to any such Proceeding.

5.5 Brokers. No agent, broker or other Person acting pursuant to the express or implied authority of Buyer (or any Affiliate of Buyer) is entitled to a commission or finder’s fee in connection with the acquisition of the Class B Shares by Buyer hereunder.

5.6 Financial Resources. Buyer has sufficient cash on hand or other financial resources to enable it to satisfy the payment obligations of Buyer under this Agreement and the other Transaction Agreements in accordance with the terms hereof and thereof.

5.7 Purchase for Own Account. The Class B Shares are being acquired by Buyer for investment purposes for Buyer’s own account, not as nominee or agent, and not with a view to the public resale or other distribution thereof in violation of the Securities Act of 1933, as amended, Buyer has no present intention of selling or otherwise distributing the Class B Shares or any portion thereof.

5.8 ABB. Pursuant to the consummation of the transactions contemplated by the Note Purchase Agreement, DEGS GASCO is not obliged to make payments otherwise due to BMC under the Notes to ABB.

ARTICLE VI

CERTAIN COVENANTS

6.1 Further Assurances. Each of the Parties agrees to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to make effective the sale of the Class B Shares under this Agreement and to consummate the other transactions contemplated hereunder. From time to time after the date of this Agreement, without further consideration, Seller shall, or shall cause its Affiliates to, at Seller’s own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively vest in Buyer all of Seller’s right, title and interest in and to the Class B Shares and otherwise to carry out the purposes of this Agreement and the transactions contemplated hereunder. From time to time after the date of this Agreement, Buyer shall or shall cause its Affiliates to, at Buyer’s own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the sale of the Class B Shares under this Agreement and otherwise to carry out the purposes of this Agreement and the transactions contemplated hereunder.

6.2 Expenses. Except to the extent otherwise set forth in this Agreement, each of Seller and Buyer shall bear its own expenses (including, without limitation, attorney’s fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby. The foregoing notwithstanding, Buyer shall be responsible for any transfer, sales, stamp, documentary, use, filing, transfer and similar taxes, fees, imposition or duty imposed by a Governmental Body that is payable as a result of the consummation of the transactions contemplated hereby.

6.3 Books and Records; Access after Effective Date. Until December 31, 2010, each Party shall have reasonable access to all of the records, books and documents of the other Party related to the Company to the extent that such access may reasonably be required in connection with any liabilities with respect to Taxes or for any review by Seller of the determination of amounts paid or payable by Buyer pursuant to any brokerage or similar agreement entered into pursuant to Sections 2.2(b) and 6.6. Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours. Notwithstanding the foregoing, no Party shall have any right to inspect, and the other Party shall have no obligation to provide or cause its Affiliates to provide to the other Party access to, any books, records or other information the disclosure of which would (i) jeopardize any privilege available to that Party or any such Affiliate, (ii) cause the other Party or any such Affiliate to breach a confidentiality obligation, or (iii) result in a violation of law. The Party seeking access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.3.

6.4 Public Statements. The Parties (on behalf of themselves and any applicable Affiliates thereof) shall consult with each other before issuing any public announcement, statement or other disclosure with respect to the Transaction Agreements and the transactions contemplated hereby or thereby and shall not issue any such public announcement, statement or other disclosure before such consultation, except as may be required by any Legal Requirement or by obligations pursuant to any listing agreement with any national securities exchange.

6.5 Transfer of GASCOs. For full, good and valuable consideration, the receipt and sufficiency of which Seller hereby acknowledges, promptly after January 1, 2008 but in any event not later than by January 31, 2008, Seller undertakes that DEGS GASCO shall, and shall cause DEGS GASCO to, pursuant to the GASCOs Bill of Sale and Assignment, sell, assign, convey, transfer and deliver to Buyer or its designee, and Buyer shall or shall cause its designee to purchase and acquire from DEGS GASCO, for $10.00 all of DEGS GASCO’s right, title and interest in and to the GASCOs. Seller undertakes that DEGS GASCO shall, and shall cause DEGS GASCO to, maintain its interests in the GASCOs and shall maintain or cause to be maintained, the GASCOS, in each case in a manner consistent with its past practice in respect of the GASCOS. Seller undertakes that DEGS GASCO shall not, and shall cause DEGS GASCO not to, sell, assign, convey or otherwise transfer it interests in the GASCOs to any Person other than Buyer or its designee.

6.6 GHG Sales.

(a) Seller shall use commercially reasonable efforts to identify, negotiate with, and nominate to Buyer one or more GHG brokers (each a “Broker”) and Buyer shall promptly enter into a brokerage or similar agreement (each a “Brokerage Agreement”) pursuant to which Buyer shall appoint such Broker as its agent for the purpose of arranging and effecting sales of GHG Emission Credits derived from the operation of the Eligible Projects for calendar years 2006 through and including 2010.

Such Brokerage Agreement shall include customary provisions reasonably acceptable to Seller and Buyer, including with respect to confidentiality, ownership of intellectual property, oversight of Broker by Buyer and duties and obligations of Broker. Buyer shall promptly provide Seller a copy of any Brokerage Agreement including any amendment thereto. Buyer shall supply Seller and/or the Broker with such information as Seller or Broker reasonably requests and shall otherwise reasonably cooperate with Seller and Broker in connection with any GHG Sale.

(b) Buyer shall promptly reimburse Seller and Broker for all out of pocket documented costs and expenses reasonably incurred by Seller in connection with any GHG Sale (collectively, “Reimbursable Costs”).

(c) Within 10 days after the receipt by Buyer or any Affiliate thereof of the sale proceeds from any GHG Sale, Buyer shall pay to Seller an amount in immediately available funds equal to (i) 50% of such proceeds minus (ii) the amount of any Reimbursable Costs paid by or to be paid on behalf of Buyer to Seller (each such net amount, the “Seller GHG Fee”); provided that Buyer shall have no obligation to pay to Seller, and Seller shall not be entitled to receive, any further Seller GHG Fee in respect of GHG Sales if, and solely to the extent that, the aggregate amount of all Seller GHG Fees would otherwise exceed $6,000,000.

(d) In the event that, prior to the earlier of (x) 2011 or (y) payment of Seller GHG Fees in an aggregate amount equal to $6,000,000, Buyer or any Affiliate thereof sells all or any portion of any Eligible Projects to any third-party not affiliated with Buyer or any Affiliate thereof (whether the transaction is structured as an asset sale, sale of equity in, or merger or other reorganization transaction involving, an entity that owns directly or indirectly an interest in an Eligible Project), Buyer shall not consummate any such transaction without notifying Seller of the pendency thereof and obtaining from such third-party an agreement in writing reasonably satisfactory to Seller assuming Buyer’s obligations under this Section 6.6.

(e) Notwithstanding anything herein to the contrary, no GHG Sale may be consummated without the consent of Buyer.

ARTICLE VII

INDEMNIFICATION; LIMITATIONS

7.1 No Reliance. Buyer, as the controlling shareholder of the Company, is familiar with the Company and its assets, liabilities, operations, employees and financial prospects and enjoys complete and unrestricted access to the books and records and facilities and operations of the Company and its subsidiaries. In connection with the execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, Neither Party has relied upon, and each Party expressly waives and releases the other Party and its Affiliates and its and their directors, officers, employees and agents and other representatives from any and all liability for any claims or losses relating to or arising from, any representation, warranty, statement, advice, document, projection, or other information of any type provided by such other Party or any of its Affiliates or any of its or their directors, officers, employees and agents and other representatives, except, with respect to Seller, for those representations and warranties of Seller Parties set forth in Article IV and, with respect to Buyer, for those representations and warranties of Buyer Parties set forth in Article V. In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, each Party has relied solely upon its own knowledge, analysis and familiarity with the Company and its value (and that of its attorneys, accountants, consultants and representatives) and not on any disclosure or representation made by the other Party or its Affiliates or any of its or their directors, officers, employees and agents and other representatives, other than the representations and warranties of Seller Parties and Buyer Parties set forth in Article IV and Article V, respectively. Except, with respect to Seller, for those representations and warranties of Seller Parties set forth in Article IV and, with respect to Buyer, for those representations and warranties of Buyer Parties set forth in Article V, neither Seller nor Buyer is making any representations or warranties, written or oral, statutory, express or implied, concerning the Class B Shares or otherwise in connection with the transactions contemplated by this Agreement and the other Transaction Agreements. Without limitation of the foregoing, no Party has made, and each Party hereby expressly disclaims and negates, any representations or warranties to the other Party with respect to the Company and its operations, financial condition, value, future earnings or prospects.

7.2 Indemnification.

(a) Subject to the limitations set forth in this Article VII, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, and each of their respective directors, officers, members, shareholders, partners, agents and employees (collectively, the “Buyer Group”) from and against any and all actions, claims, demands, suits, losses, liabilities, damages, obligations, payments, awards, assessments, judgments, settlements, compromises, costs and expenses (including costs and expenses of any Proceeding), in any case whether or not involving Third Party Claims (as defined below), and reasonable attorneys fees and reasonable disbursements in connection therewith, together with costs and expenses of enforcing the indemnification provided hereunder (each, a “Loss”), asserted against or suffered by any of them to the extent resulting from, arising out of or relating to, directly or indirectly, (i) any breach or failure to perform by any Seller Party of any of its covenants or agreements contained in this Agreement or any other Transaction Agreement to which any Seller Party is a party; or (ii) any failure of any representations or warranties of any Seller Party made in this Agreement or any other Transaction Agreement to which any Seller Party is a party to be true and correct.

(b) Subject to the provisions of this Article VII, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and each of their respective directors, officers, members, shareholders, partners, agents and employees (collectively, the “Seller Group”), from and against any and all Losses asserted against or suffered by any of them to the extent resulting from or arising out of or with respect to, directly or indirectly, (i) any breach or failure to perform by any

Buyer Party of any of its covenants or agreements contained in this Agreement or any other Transaction Agreement to which any Buyer Party is a party; or (ii) any failure of any representations or warranties of any Buyer Party made in this Agreement or any other Transaction Agreement to which any Buyer Party is a party to be true and correct.

(c) In no event shall any Party that is required to make any indemnification payment under this Article VII (an “Indemnifying Party”) have any liability under Section 7.2(a) or Section 7.2(b) with respect to a covenant, agreement, representation or warranty unless, before the date specified in Section 7.6 for the expiration of such covenant, agreement, representation or warranty, the Person seeking indemnification under this Article VII (the “Indemnitee”) provides the Indemnifying Party with notice in accordance with Section 7.3(a) of the claim or event for which indemnification is sought with respect to such covenant, agreement, representation or warranty.

7.3 Defense of Claims; Insurance.

(a) An Indemnitee shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnitee of any matters giving rise to a claim for indemnification pursuant to Section 7.2 or promptly after any claim or demand is asserted against an Indemnitee by a third party for which an Indemnifying Party would be liable hereunder; provided, however, that the failure of any Indemnitee to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article VII except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. In case any action, suit, claim, arbitration or other proceeding is brought by or before any Governmental Body against an Indemnitee by a third party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in or to assume the defense thereof, with counsel selected by the Indemnifying Party but reasonably satisfactory to the Indemnitee and, after notice from the Indemnifying Party to the Indemnitee of its election to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnitee for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided, however, that the Indemnifying Party shall pay the reasonable fees, costs and expenses of one separate counsel for the Indemnitees as a group (and shall pay such fees, costs and expenses at least quarterly) in connection with such Third Party Claim if, but only if, (A) the Indemnifying Party has not acknowledged its obligation to fully indemnify the Indemnitee within thirty (30) days of receipt of the applicable indemnification notice or (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest (including one or more legal defenses or counterclaims available to it or to other indemnified parties which conflict with those available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnitee (upon and in conformity with the advice of counsel) for the same counsel to represent both the Indemnitee and the Indemnifying Party. The Indemnitee shall, at the expense of the Indemnifying Party, cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such Third Party Claim by the Indemnifying Party. In the event that (i) the Indemnifying Party advises an Indemnitee that it will contest a claim for indemnification hereunder or

(ii) the Indemnifying Party fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such Indemnitee of its election to defend, settle or compromise, at its sole cost and expense, any Third Party Claim (or discontinues its defense at any time after it commences such defense), then the Indemnitee may, at its option, defend, settle or otherwise compromise or pay such Third Party Claim and the Indemnitee shall keep the Indemnifying Party apprised as to the status of the defense of any such Third Party Claim or settlement negotiations with respect thereto. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such Third Party Claim in accordance with this Agreement, the Indemnifying Party shall be liable for the Indemnitee’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such Third Party Claim. The Indemnifying Party shall not be liable for any settlement of any Third Party Claim effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold its consent. Notwithstanding anything in this Section 7.3 to the contrary, the Indemnifying Party shall not, without the Indemnitee’s prior written consent (whether or not the Indemnitee is a party), settle or compromise any claim or consent to entry of judgment in respect thereof which (x) imposes any financial or other obligation on the Indemnitee directly or indirectly for which the Indemnitee does not simultaneously receive full indemnification, (y) does not include the giving by each claimant or the plaintiff, as applicable, to the Indemnitee of an unconditional release from all liability in respect of such action or (z) provides any relief other than money damages. Notwithstanding anything to the contrary herein, the Indemnitee will have the right to employ separate counsel and participate at its own expense in the defense or investigation of such Third Party Claim so long as such participation does not unreasonably interfere with the Indemnifying Party’s defense of the Third Party Claim.

(b) If the amount of any Loss, at any time after the making of an indemnity payment in respect thereof, is actually reduced by recovery, settlement or otherwise under any insurance coverage (excluding any proceeds from self-insurance (including insurance by an Affiliate) or flow-through insurance policies), or under any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses, deductibles or premiums incurred in connection therewith, must promptly be repaid by the Indemnitee to the Indemnifying Party; provided, however, that (x) if such recovery is subsequently returned to the insurer by reason of a retroactive adjustment or other chargeback or reimbursement (other than as a credit to past or future insurance premiums or in connection with any matters not related to the claims arising out of or related to this Agreement or the Project Agreements), then following written notice thereof from the Indemnitee to the Indemnifying Party specifying in reasonable detail the amount and circumstances of the adjustment, chargeback or reimbursement and attaching evidence from the insurance carrier reasonably satisfactory to the Indemnifying Party, the Indemnifying Party shall repay to the Indemnitee the amount of such recovery which (1) was netted against the indemnity payment hereunder and (2) was actually paid by the Indemnitee (or on its behalf by an Affiliate), as the case may be, to the insurer; and (y) the pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to make payment to the Indemnitee in respect of such Loss (it being understood and agreed that the Parties shall (subject to the penultimate sentence of this Section 7.3(b)) use commercially reasonable efforts consistent with past practice to collect insurance proceeds payable with respect to matters that otherwise are indemnifiable under this Agreement). Nothing in this Section 7.3(b) will be construed to require any Party to obtain or maintain any insurance coverage. Upon making any indemnity payment in respect of a Third Party Claim, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party must then be in compliance with all of its obligations under this Agreement and any other Transaction Agreement to which the Indemnifying Party or any Affiliate thereof is a party in respect of such Loss and (ii) until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby made expressly subordinate and subject in right of payment to the Indemnitee’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights and otherwise use commercially reasonable efforts to cooperate in the prosecution of such claims at the direction and expense of the Indemnifying Party.

7.4 No Set-Off. Neither Seller nor Buyer shall have any right to set-off any indemnification obligations that either may have under Section 7.2 against any other obligations or amounts due to Seller or Buyer, as applicable, including, without limitation, under any other provisions of this Agreement or under any other Transaction Agreement.

7.5 No Consequential Damages; Sole Remedy.

(a) No Party (or its Affiliates) shall, under any circumstance, be liable to the other Party (or its Affiliates) for any consequential, exemplary, special, incidental or punitive damages claimed by such other Party under the terms of or due to any breach of this Agreement or any other Transaction Agreement, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

(b) Subject to Section 8.15, the indemnification provisions of this Article VII shall be the sole and exclusive right and remedy of each Party (including the Seller Group and the Buyer Group) (i) for any breach of the other Party’s representations, warranties, covenants, or agreements contained in this Agreement or any other Transaction Agreement or (ii) otherwise with respect to this Agreement and the transactions contemplated hereby. Except as provided in the prior sentence, from and after Closing, no Party (including the Seller Group and the Buyer Group) will have any other remedy (statutory, equitable, common law or otherwise) against any other Party with respect to such matters, and all such other remedies are hereby waived.

7.6 Survival. The representations and warranties contained in this Agreement shall survive the Closing for twelve (12) months. The covenants and agreements of the Parties set forth in this Agreement which are not to be fully performed on the Effective Date shall survive the Closing until fully performed or fulfilled, unless non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement executed by the Parties hereto.

8.2 Waiver of Compliance; Consents. No failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof except by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.3 Notices. All notices and other communications under this Agreement must be in writing and delivered (a) in person, (b) by registered or certified mail with postage prepaid and return receipt requested, (c) by nationally recognized overnight courier service with charges prepaid, or (d) by facsimile transmission, in each case directed to the intended recipient as follows:

If to Seller, at:

DEGS Biogas, Inc.

139 East Fourth Street

Cincinnati, Ohio 45201

Facsimile Number: (980) 373-6034

Attention: Wouter van Kempen

With a copy to:

Duke Energy Americas, LLC

5400 Westheimer Court

Houston, TX 77056-5310

Phone: 713-627-5781

Facsimile: 713-386-4087

Attention: Group Vice President & General Counsel

If to Buyer, at:

U.S. Energy Systems, Inc.

750 Lexington Avenue, 15th Floor

New York, NY 10022

Phone: 212-588-8901

Facsimile Number: 212-588-1635

Attention: Chief Executive Officer

A Party may change the address to which notices and other communications hereunder can be delivered by giving the other Parties notice in the manner herein set forth. A notice or other communication will be deemed delivered on the earliest to occur of (i) its actual receipt when delivered in person; (ii) the fifth (5th) Business Day following its deposit in registered or certified mail, with postage prepaid, and return receipt requested; (iii) the second (2nd) Business Day following its deposit with a recognized overnight courier service; or (iv) the date of receipt of a facsimile or, if such date of receipt is not a Business Day, the next Business Day following such date of receipt, provided the sender can and does provide evidence of successful transmission.

8.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by a Party without the prior written consent of the other Party, which it may grant or withhold in its sole discretion.

8.5 Governing Law. This Agreement, and all matters arising hereunder or in connection herewith, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed and performed entirely in the State of Delaware.

8.6 Consent to Jurisdiction; Waiver of Jury Trial.

(a) THE PARTIES AGREE AND CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND (IF IT HAS SUBJECT MATTER JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, IN ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT, AND AGREE NOT TO BRING ANY SUIT, ACTION OR PROCEEDING IN ANY OTHER FORUM OR TRIBUNAL EXCEPT WHERE APPROPRIATE TO ENFORCE THE AWARD OF SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED MAIL ADDRESSED AND SENT TO THE NOTICE ADDRESS SET FORTH IN SECTION 8.3.

(b) EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile transmission of this Agreement bearing a signature on behalf of a Party will be legal and binding on such Party.

8.8 Captions. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

8.9 Schedules and Exhibits. All exhibits and schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

8.10 Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement of the Parties relating to the subject matter of this Agreement and the other Transaction Agreements and supersede all prior or contemporaneous agreements and undertakings, oral or written, among the Parties with respect to the subject matter hereof or thereof.

8.11 Severability. Each provision of this Agreement shall be considered severable and, if for any reason any provision hereof is determined to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not impair the operation or affect those portions of this Agreement which are valid, any such invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to be enforceable and to give effect to the original written intent of the Parties and this Agreement shall remain in full force and effect and shall be construed and enforced in all respects.

8.12 Relationship of Parties. Nothing contained in this Agreement shall, or shall be deemed to, constitute a partnership or joint venture between Seller and Buyer.

8.13 Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person any right, remedy or claim under or in respect of this Agreement or any provision hereof, other than the Parties and their successors and permitted assigns, DEGS GASCO and, solely with respect to Article VII, the Indemnitees.

8.14 Joint Efforts. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

8.15 Specific Performance. The Parties agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Party may have under this Agreement, at law or in equity.

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IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be signed by its duly authorized officer as of the date first above written.

DEGS BIOGAS, INC.

By:
Name:
Title:

U.S. ENERGY SYSTEMS, INC.

By:
Name:
Title: